UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2006

___________MVP NETWORK, INC.___________
(Exact name of registrant as specified in its charter)

Nevada	0-5833	94-1713830
(State of Incorporation)	Commission file number	(I.R.S. Employer Identification No.)

 110 North Jefferson Avenue, St. Louis, Missouri 63103
(Address of principal executive offices, zip code)

_______________(314) 241-0070______________
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Notes about Forward-looking Statements

Statements contained in this Current Report that are not historical facts may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. MVP Network, Inc. Games cautions the reader that such forward-looking statements are not guarantees of future performance. Unknown risk and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On November 22, 2006, MVP Network, Inc. entered into an Agreement and Plan of Reorganization (the “Agreement”) to acquire MVP Network Online Games, Inc., a Nevada corporation doing business in Missouri (“MVP Online Games”). The acquisition will be facilitated by merging our newly created, wholly-owned subsidiary MVP Merger Corp., with and into MVP Online Games with MVP Online Games being the surviving entity (the “Merger”). As a result of the Merger, MVP Online Games will become our wholly-owned subsidiary.

Under the terms of the Agreement, we will effect, prior to the closing of the Merger, a forward stock split of our issued and outstanding common stock on a 4.177 shares for 1 share basis. The forward stock split will increase our outstanding shares of common stock from 25,539,267 shares to approximately 106,677,520 post-split shares. As consideration for the Merger, current holders of the 95,143,636 shares of outstanding common stock of MVP Online Games will receive 4 post-split shares of our common stock for each share of MVP Online Games common stock presently issued and outstanding. This will result in an aggregate of approximately 380,574,544 post-split shares of our common stock being issued to the current holders of MVP Online Games common stock. Since Paul A. Schneider, CEO of both MVP Network, Inc. and MVP Online Games, has agreed to cancel approximately 39,576,168 post-split shares of our common stock that he will receive in exchange for some of his MVP Online Games shares at the time of the closing (conditional upon the Merger being successfully consummated), the remaining 340,998,376 post-split shares to be issued to MVP Online Games shareholders in the Merger will then represent approximately 76% of our total 447,675,896 post-split shares to be outstanding immediately following the Merger. Current MVP Network, Inc. stockholders will retain approximately 24% of the post-split shares to be outstanding immediately following the Merger.

On November 22, 2006, our board of directors approved the execution of the Agreement with MVP Online Games and the actions anticipated thereby, including the forward stock split. The Merger and forward stock split were also approved by the holders of a majority of our outstanding common stock by written consent. The effective date of the stock split will be established by our board for a date immediately prior to the effective date of the Merger with MVP Online Games.

The successful closing of the Merger is subject to various terms and conditions described in the Agreement, including the successful registration of shares of our common stock to be issued in the Merger. A copy of the Agreement and Plan of Reorganization has been attached as an exhibit to our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 22, 2006. It can be accessed through the SEC’s EDGAR database at www.sec.gov.

We expect the acquisition of MVP Online Games to be finalized in first quarter 2007. Following consummation of the Merger transaction, we will become engaged, through our subsidiary MVP Online Games, in the business of developing, publishing and distributing interactive media, specifically online video games. The current development focus of MVP Online Games is on multiplayer online casual sports video games that target the PC mass market.
MVP Online Games is currently distributing an online multiplayer golf video game for play on personal computers. It is also developing other online sport titles. By developing additional intellectual properties, MVP Online Games intends to build a suite of titles and become known in the industry for being able to deliver high quality online multiplayer titles for a reasonable cost.

We are presently preparing an information statement/prospectus to be filed with the SEC and mailed to our stockholders that will describe in detail the terms of the acquisition and the business of MVP Network Online Games. OUR STOCKHOLDERS ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS TO BE FILED WITH THE SEC BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. THE INFORMATION STATEMENT/PROSPECTUS THAT WILL BE SENT TO OUR STOCKHOLDERS WILL ALSO BE AVAILABLE FOR FREE AT THE SEC’S WEBSITE, WWW.SEC.GOV, AND FROM THE COMPANY.

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure

On November 22, 2006, MVP Network, Inc. issued a press release announcing the execution of an Agreement and Plan of Reorganization with MVP Network Online Games, Inc., a Nevada corporation, the proposed terms of the proposed acquisition, and a proposed forward stock split. A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

Requisite financial statements and pro form a financial information will be filed by MVP Network, Inc., in a future report on Form 8-K or in an amendment to this Form 8-K following consummation of the MVP Network Online Games acquisition.

(b)	Pro Forma Financial Information

See Item 9.01(a) above.

(c)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization by and among MVP Network, Inc.,
MVP Merger Corp. and MVP Network Online Games, Inc.

99.1	Press Release dated November 22, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVP NETWORK, INC.

Date: November 22, 2006	By:	/s/ Paul A. Schneider

CEO